EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

1.	Molecular Devices GmbH, a corporation organized under the Laws of Germany.

2.	Molecular Devices Ltd., a corporation organized under the Laws of England and Wales.

3.	Skatron Instruments AS, a corporation organized under the Laws of Norway.

4.	Nihon Molecular Devices, a corporation organized under the Laws of Japan.

5.	Cytion S.A., a corporation organized under the Laws of Switzerland.

6.	LJL BioSystems, Ltd., a corporation organized under the Laws of England and Wales.

7.	Universal Imaging Corporation, a corporation organized under the Laws of Pennsylvania.

8.	Astros Acquisition Sub II, LLC, a limited liability company organized under the Laws of the State of California.

9.	Molecular Devices Korea, LLC, a limited liability company organized under the Laws of the Republic of Korea.

10.	Axon Research Pty. Ltd., a corporation organized under the Laws of the State of Victoria, Australia.

11.	Molecular Devices Instrumentacao Cientifica do Brasil Ltda, a corporation organized under the Laws of Brazil.

12.	MDC Shanghai Representative Office, registered in Shanghai, China.

13.	Molecular Devices Limited, a corporation organized under the laws of Hong Kong.

14.	Molecular Devices International, Inc., a corporation organized under the laws of the State of Delaware.